                                                                      Exhibit 11

                             SUMMIT TECHNOLOGY, INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                           YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE  AMOUNT                       1997               1996                 1995
------------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations                    $ 1,503           $(13,491)             $  1,575
Loss from discontinued operations                            (3,340)           (23,366)               (4,542)
Gain on sale of discontinued operations                      10,711                 --                    --
                                                            -------           --------              --------
Net income (loss)                                             8,874            (36,857)               (2,967)
                                                            -------           --------              --------

BASIC EARNINGS (LOSS) PER SHARE:

Weighted average common shares outstanding                   31,182             30,956                27,674
                                                            -------           --------              --------

Income (loss) per share from continuing operations          $   .05           $   (.44)             $    .06
Loss per share from discontinued operations                    (.11)              (.75)                 (.17)
Gain on sale of discontinued operations                         .34                 --                    --
                                                            -------           --------              --------
Net income (loss) per share                                 $   .28           $  (1.19)             $   (.11)
                                                            -------           --------              --------

DILUTED EARNINGS (LOSS) PER SHARE:

Weighted average common shares outstanding                   31,182             30,956                27,674
Weighted average stock options outstanding                      191                210                   423
                                                            -------           --------              --------
Total weighted average common shares outstanding             31,373             31,166                28,097
                                                            -------           --------              --------

Income (loss) per share from continuing operations          $   .05           $   (.43)             $    .06
Loss per share from discontinued operations                    (.11)              (.75)                 (.17)
Gain on sale of discontinued operations                         .34                 --                    --
                                                            -------           --------              --------
Net income (loss) per share                                 $   .28           $  (1.18)(A)          $   (.11)
                                                            -------           --------              --------


(A) This computation is submitted as an exhibit to the Company's Form 10-K in accordance with Regulation S-K Item 601(b) (11), although presenting the computation is not in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share, because the computation produces an antidilutive result.